                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant To Section 14(A) of the Securities Exchange Act of 1934

Filed by the Registrant [X] Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(3)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           CLARK/BARDES HOLDINGS, INC.
                (Name of Registrant As Specified in its Charter)
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required. [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          $___________

     (4)  Proposed maximum aggregate value of transaction: $___________

     (5)  Total fee paid: $___________

[ ]  Fee paid previously with preliminary materials: $____________

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

--------------------------------------------------------------------------------

                          CLARK/BARDES HOLDINGS, INC.
                    102 SOUTH WYNSTONE PARK DRIVE, SUITE 200
                        NORTH BARRINGTON, ILLINOIS 60010

             NOTICE OF THE 2000 ANNUAL MEETING OF THE STOCKHOLDERS
                           TO BE HELD APRIL 18, 2000

To our stockholders:

     We cordially invite you to attend the 2000 annual meeting of our stockholders at the Crowne Plaza, Northstar Hotel, 618 Second Avenue South, Minneapolis, Minnesota, on April 18, 2000, at 9:00 a.m. local time, for the following purposes:

     (1) To elect two Class II directors to serve until the 2003 annual meeting of our stockholders, and until the respective successor of each is duly elected and qualified;

     (2) To ratify the appointment of Ernst & Young LLP by your board of directors as the independent accountants of our financial statements for the year ended December 31, 2000;

     (3) To adopt an Amended and Restated 1998 Non-Employee Director Stock Option Plan; and

     (4) To transact such other business as may properly come before the annual meeting.

     Any action may be taken on these matters at the annual meeting on the date specified above or on any later date if the annual meeting is adjourned or postponed.

     Your board of directors has established the close of business on March 13, 2000 as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting or any adjournment thereof. For purposes pertaining to the annual meeting, you may examine the list of stockholders as of the record date at our offices in North Barrington, Illinois, during regular business hours on any business day before the annual meeting or any adjournment thereof.

     We have included, along with this notice, a proxy statement and our 1999 Form 10-K, which describes certain of our activities during 1999 and contains our financial statements for the year ended December 31, 1999. The Form 10-K does not form any part of the material for solicitation of proxies.

     WE URGE YOU, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, TO SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. IF YOU HAVE SUBMITTED A PROXY AND THEN ATTEND THE ANNUAL MEETING IN PERSON, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON ON ALL MATTERS SUBMITTED AT THE ANNUAL MEETING.

By Order of the Board of Directors,

W.T. Wamberg
President, Chief Executive Officer and
Chairman of the Board

March 30, 2000
North Barrington, Illinois

                          CLARK/BARDES HOLDINGS, INC.
                    102 SOUTH WYNSTONE PARK DRIVE, SUITE 200
                        NORTH BARRINGTON, ILLINOIS 60010

                                PROXY STATEMENT

                    2000 ANNUAL MEETING OF THE STOCKHOLDERS
                           TO BE HELD APRIL 18, 2000

                                  INTRODUCTION

     Your board of directors hereby solicits your proxy on behalf of Clark/Bardes Holdings, Inc. for use at the 2000 annual meeting of our stockholders and any continuation of the meeting pursuant to any adjournment thereof. The annual meeting will be held at the Crowne Plaza, Northstar Hotel, 618 Second Avenue South, Minneapolis, Minnesota, on April 18, 2000, at 9:00 a.m. local time.

     Our principal executive office is located at 102 South Wynstone Park Drive, Suite 200, North Barrington, Illinois 60010. Our telephone number is (847) 304-5800. We will mail this proxy statement and the accompanying proxy card on or about March 30, 2000. The date of this proxy statement is March 30, 2000.

                         PURPOSES OF THE ANNUAL MEETING

     At the annual meeting, the holders of record of shares of our common stock, $.01 par value per share, on March 13, 2000 will vote upon the following matters:

     (1) The proposal to elect two Class II directors to serve until the 2003 annual meeting of our stockholders and until the respective successor of each is duly elected and qualified ("Proposal One");

     (2) The ratification of the appointment of Ernst & Young LLP by your board of directors as the independent accountants of our financial statements for the year ended December 31, 2000 ("Proposal Two");

     (3) To adopt the Amended and Restated 1998 Non-Employee Director Stock Option Plan ("Proposal Three"); and

     (4) The transaction of such other business as may properly come before the annual meeting.

     Your board of directors recommends that you vote "FOR" each of Proposal One, Proposal Two and Proposal Three.

                             RECORD DATE AND VOTING

RECORD DATE AND STOCKHOLDERS LIST

     Your board of directors has established the close of business on March 13, 2000 as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting. On this record date, we had 9,769,826 shares of our common stock outstanding. We did not have any other shares of capital stock outstanding on the record date.

     A list of stockholders entitled to vote at the annual meeting, which will be arranged in alphabetical order and which will show each stockholder's address and the number of shares registered in his or her name, will be open to any stockholder to examine for any purpose related to the annual meeting. You may examine this list during ordinary business hours commencing March 30, 2000, and continuing through the date of the annual meeting at our principal office, at 102 South Wynstone Park Drive, Suite 200, North Barrington, Illinois 60010.

QUORUM, REQUIRED VOTE AND VOTING RIGHTS

     Quorum. The presence, in person or by proxy, of stockholders holding a majority of the outstanding shares of our common stock on the record date will constitute a quorum at the annual meeting. Shares that are represented at the annual meeting but abstain from voting on any or all matters and shares that are "broker non-votes" will be counted in determining whether a quorum is present at the annual meeting. A "broker non-vote" occurs when a broker or nominee votes on some matters on the proxy card but not on others because he does not have the authority to do so. The election inspectors appointed for the annual meeting will determine the number of shares of our common stock present at the meeting, determine the validity of proxies and ballots, determine whether or not a quorum is present, and count all votes and ballots. Unless a quorum is present at the annual meeting, no action may be taken at the meeting except an adjournment until a later time.

     Required Vote. With respect to Proposal One, a plurality of all the votes cast by stockholders, in person or by proxy, will elect each nominee for director. A majority of the votes cast, in person or by proxy, is required for Proposal Two and Proposal Three. Abstentions are not counted as a vote cast, and will not affect the outcome of Proposal One, Proposal Two or Proposal Three. Broker non-votes will be treated as not present and not entitled to vote with respect to any proposals. Therefore, broker non-votes will have no effect on the outcome of any proposal.

     Voting Rights. With respect to each proposal, you will be entitled to one vote per share of common stock held as of the record date.

PROXIES

     Thomas M. Pyra and Keith L. Staudt, the persons named as proxies on the proxy card accompanying this proxy statement, were selected by your board of directors to serve as proxies. Messrs. Pyra and Staudt are officers of Clark/Bardes Holdings. Each executed and returned proxy card will be voted according to the directions indicated on that proxy card. If no direction is indicated, the proxy will be voted according to your board of directors' recommendations, which are contained in this proxy statement.

     Your board of directors does not intend to present, and has no information that others will present, any business at the annual meeting that requires a vote on any other matter. If any other matter requiring a vote properly comes before the annual meeting, the proxyholders will vote the proxies that they hold in accordance with their best judgment, including voting them to adjourn the annual meeting to another time if a quorum is not present at the annual meeting or if they believe that an adjournment is in our best interests.

     If you give a proxy, you may revoke it at any time before the shares of common stock it represents are voted. This revocation is effective upon receipt, at any time before the annual meeting is called to order, by our corporate secretary of either (i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date than the preceding proxy. Additionally, you may change or revoke a previously executed proxy by voting in person at the annual meeting.

PROXY SOLICITATION COSTS

     We will bear the cost to solicit proxies. We may solicit proxies from you and other persons in person or by mail, facsimile transmission, telephone, personal interview, or any other means. We will also reimburse banks, brokers, custodians, fiduciaries, nominees, securities dealers, trust companies, and other persons for the reasonable expenses that they incur when forwarding this proxy statement and the accompanying materials to the beneficial owners of shares of our common stock. Our directors and officers also may solicit proxies from you and other persons by any of the means described above. We will not pay these directors and officers any extra compensation for participating in this solicitation.

OUR BUSINESS

     We are a nationally recognized firm that provides a variety of compensation and benefit services to U.S. corporations, banks and healthcare organizations. Clark/Bardes Holdings, Inc. wholly owns Clark/ Bardes, Inc. which is the successor corporation to Clark/Bardes, Inc., a Texas corporation, formed in 1967.

Clark/Bardes Holdings and Clark/Bardes were formed in June 1998 in contemplation of our initial public offering, which was completed on August 19, 1998.

     We have three operating divisions. Each of these divisions is focused on the evaluation, design, implementation and administration of innovative compensation and benefit programs that help each of their clients attract and retain executives, key employees and other professionals. Our Clark/Bardes division markets to large U.S. corporations and banks with over $5 billion in assets. Additionally, our Bank Compensation Strategies division markets to community banks, which typically have less than $1 billion in assets. Finally, our HealthCare Compensation Strategies division markets predominantly to large and medium sized healthcare organizations including the following: not-for-profit and for-profit healthcare systems; independent hospitals; managed care organizations; academic medical centers and teaching hospitals; major group medical practices; and hospital associations.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

GENERAL

     Your board of directors is divided, as nearly equal in number as possible, into three classes, denominated Class I, Class II and Class III. Your board of directors currently consists of seven directors. Some of these directors also serve as directors of our subsidiary, Clark/Bardes, Inc. Your board of directors has nominated two Class II directors, Lawrence H. Hendrickson and L. William Seidman, to continue to serve as Class II directors for a three year term until the annual meeting of stockholders to be held in 2003 and until the respective successor of each is duly elected and qualified. The four directors whose terms of office expire in 2001 and 2002 will continue to serve after the annual meeting until such time as their respective terms of office expire and until their respective successors are duly elected and qualified. See "-- Other Directors" below. Your board of directors recommends that the stockholders vote "FOR" the election of the nominees named in this proxy statement to continue to serve as directors of Clark/Bardes. See "-- Nominees for Election as Class II Directors" below.

NOMINEES FOR ELECTION AS CLASS II DIRECTORS

     Your board of directors has nominated the following persons to serve as Class II directors until the 2003 annual meeting of our stockholders and until the respective successor of each duly elected and qualified:

NAME                              AGE               POSITION               DIRECTOR CLASS
----                              ---               --------               --------------
Lawrence H. Hendrickson.........  60    Vice Chairman of the Board of         Class II
                                          Directors and Director
L. William Seidman..............  78    Director                              Class II

     Lawrence H. Hendrickson has served as the Vice Chairman of the Board of Directors and director of Clark/Bardes Holdings since June 1998, and became the Vice Chairman of the Board of Directors and a director of Clark/Bardes in July 1998. Mr. Hendrickson's current term as a director of Clark/Bardes Holdings expires at the 2000 annual meeting of our stockholders. From September 1997 until July 1998, Mr. Hendrickson served as the Vice Chairman of the Board of Directors and a director of our predecessor company. Mr. Hendrickson founded Bank Compensation Strategies, Inc. in May 1982 and since that time and through the date of the acquisition of Bank Compensation Strategies served as its Chief Executive Officer. Prior to founding Bank Compensation Strategies, Mr. Hendrickson was President of L.H. Hendrickson & Co., Inc. providing investment and insurance solutions to small businesses and affluent individuals since 1960. Mr. Hendrickson is a graduate of the University of Minnesota with a Bachelor of Arts degree in business.

     L. William Seidman has served as a director of Clark/Bardes Holdings and a member of the compensation committee of our Board of Directors since June 1998 and became a director of Clark/Bardes in

July 1998. Mr. Seidman's current term as a director of Clark/Bardes Holdings expires at the 2000 annual meeting of our stockholders. From September 1997 until July 1998, Mr. Seidman served as a member of our predecessor company's advisory board. Mr. Seidman is the chief commentator on NBC cable network's CNBC and publisher of Bank Director magazine. From 1985 to 1991, Mr. Seidman served as the chairman of the Federal Deposit Insurance Corporation under Presidents Reagan and Bush. He became the chairman of the Resolution Trust Corporation in 1989 and served in that capacity until 1991. Earlier, Mr. Seidman had served as President Reagan's co-chair of the White House Conference on Productivity, President Ford's Assistant of Economic Affairs and a member of the Arizona Governor's Commission on Interstate Banking. The former dean of Arizona State's College of Business, Mr. Seidman holds an A.B. from Dartmouth (Phi Beta Kappa), an LL.B. from Harvard Law School and an M.B.A. (with honors) from the University of Michigan.

OTHER DIRECTORS

     The following persons will continue to serve as directors of Clark/Bardes Holdings after the annual meeting until such time as their respective terms of office expire and until their respective successors are duly elected and qualified.

NAME                              AGE               POSITION               DIRECTOR CLASS
----                              ---               --------               --------------
W.T. Wamberg....................  47    Chairman of the Board of           Class III
                                        Directors, President, Chief
                                          Executive Officer, and
                                          Director
Melvin G. Todd..................  44    Executive Vice President and       Class I
                                          Director
George D. Dalton................  72    Director                           Class I
Steven F. Piaker................  37    Director                           Class I
Randolph A. Pohlman.............  56    Director                           Class III

     W.T. Wamberg has served as the Chairman of the Board of Directors and a director of Clark/Bardes Holdings since June 1998, and became the Chairman of the Board of Directors and a director of Clark/Bardes in July 1998. Mr. Wamberg became President of Clark/Bardes Holdings in September 1999. In connection with our acquisition of The Wamberg Organization, as of September 1999, he also became Chief Executive Officer of Clark/Bardes Holdings. Mr. Wamberg's term as a director of Clark/Bardes Holdings expires at the 2001 annual meeting of our stockholders. Mr. Wamberg served as a director of our predecessor company since 1988 and served as the Chairman of the Board of our predecessor company from September 1996 until July 1998. Mr. Wamberg, who has been a producer for us since 1976, was President and Chief Executive Officer of The Wamberg Organization, Inc., an independently operated sales office that marketed our products, until we acquired it as of September 1999. Mr. Wamberg graduated from Baldwin-Wallace College with a Bachelor of Arts degree in finance. Mr. Wamberg was formerly President of the Association for Advanced Life Underwriting.

     Melvin G. Todd has served as a director of Clark/Bardes Holdings since June 1998 and his current term as a director of Clark/Bardes Holdings expires at the 2002 annual meeting of our stockholders. Mr. Todd also served as a director of our predecessor company from January 1993 to July 1998. Mr. Todd served as President of Clark/Bardes Holdings from June 1998 until September 1999 and has served as Chief Executive Officer and President of Clark/Bardes, Inc. since July 1998. He also served as Chief Executive Officer of Clark/Bardes Holdings between June 1998 and September 1999. Mr. Todd became an Executive Vice President of Clark/Bardes Holdings in September 1999. Prior to joining our predecessor company, Mr. Todd served as a Vice President with The Great-West Life Assurance Company. Mr. Todd graduated with honors from the University of Manitoba with a Bachelor of Commerce degree. Mr. Todd is also an active member of the American Academy of Actuaries and a Fellow of the Society of Actuaries.

     George D. Dalton has served as a director of Clark/Bardes Holdings and Clark/Bardes and a member of the compensation committee of our Board of Directors since October 1998, and his current term as a director of Clark/Bardes Holdings expires at the 2002 annual meeting of our stockholders. Since July 1984, Mr. Dalton has served as the Chairman of the Board and Chief Executive Officer of Fiserv Inc., a public company engaged in data processing outsourcing. Since 1995, Mr. Dalton has served as a director and a member of the compensation and audit committees of APAC Teleservices, Inc., a public telemarketing company. Mr. Dalton has served as a director and member of the compensation committee of ARI Network Services, Inc., a public company engaged in computer networking services.

     Steven F. Piaker has served as a director of Clark/Bardes Holdings and Clark/Bardes since June 1999, and his current term as a director of Clark/Bardes Holdings expires at the 2002 annual meeting of our stockholders. Mr. Piaker acquired his board seat in connection with our private placement of common stock to Conning Insurance Capital Limited Partnership V, L.P. Mr. Piaker is Senior Vice President of Conning & Company and has been a partner at Conning since August 1994. Mr. Piaker also works on private equity investment opportunities, and has provided corporate finance advisory services to Conning's clients. Mr. Piaker also sits on the boards of Answer Financial, Inc., Intek Information, Inc., MedSpan, Inc., Sterling Collisions Centers, Inc. and TeleBanc Financial Corporation. Prior to joining Conning, Mr. Piaker was a Senior Vice President of Conseco where he was involved in forming Conseco Capital Partners II, L.P. and completing a number of private equity investments. Prior to that, Mr. Piaker was a Vice President in GE Capital's Corporate Finance Group, focusing on leveraged investments and acquisitions in the insurance and financial services industries. A Chartered Financial Analyst, Mr. Piaker is a graduate of the University of Rochester and holds an M.B.A. from Duke University's Fuqua School of Business.

     Randolph A. Pohlman has served as a director of Clark/Bardes Holdings and a member of the compensation committee of our Board of Directors since June 1998 and became a director of Clark/Bardes in July 1998. Mr. Pohlman's term as a director of Clark/Bardes Holdings expires at the 2001 annual meeting of our stockholders. Since February 1996 until July 1998, Mr. Pohlman served as a member of our predecessor company's advisory board. Since July 1995, Mr. Pohlman has served as the Dean of the School of Business and Entrepreneurship at Nova Southeastern University in Fort Lauderdale, Florida. From April 1990 to July 1995, Mr. Pohlman served as Director of Human Resources World Wide for Koch Industries. Mr. Pohlman graduated from Kansas State University with Bachelor of Science and Master of Science degrees in Business Administration and, in addition, earned a Ph.D. in finance and organizational behavior from Oklahoma State University.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     Meeting of the Board of Directors. Our business is under the general management of our board of directors. There are presently seven directors, including four independent directors. Your board of directors held four regularly scheduled and eight special meetings during 1999, and each of the directors attended at least seventy-five percent of these meetings.

     Committees. Your board of directors has established an audit committee of independent directors, which consists of Messrs. Dalton, Pohlman, Piaker and Seidman. The audit committee reviews the scope and approach of our annual audit, our annual financial statements and the auditors' report thereon and the auditors' comments relative to the adequacy of our system of internal controls and accounting systems. The audit committee also recommends to the board of directors the appointment of independent public accountants for the following year.

     Your board of directors has established a compensation committee of independent directors, which consists of Messrs. Dalton, Pohlman, Piaker and Seidman. The compensation committee reviews management compensation levels and provides recommendations to your board of directors regarding salaries and other compensation for our executive officers, including bonuses and incentive plans, and administers our 1998 stock option plan.

     Your board of directors has established an executive committee, which consists of Messrs. Wamberg, Hendrickson and Todd. The executive committee has the power and authority of the board of directors to manage our affairs between meetings. The executive committee also regularly reviews significant corporate matters and recommends action as appropriate to the board of directors.

     Your board of directors has no standing nominating committee, and the entire board of directors acts in this capacity.

                      OUR DIRECTORS AND EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

     Set forth below is a table identifying our executive officers who are not identified herein as a director or nominee for director. Many of our executive officers also hold similar offices with our subsidiary, Clark/ Bardes, Inc.

NAME                                   AGE                    POSITION
----                                   ---                    --------
Richard C. Chapman...................  45       Executive Vice President
Donald C. Wegmiller..................  61       Executive Vice President
Thomas M. Pyra.......................  47       Chief Financial Officer and Chief
                                                  Operations Officer

     Richard C. Chapman became an Executive Vice President of Clark/Bardes Holdings in July 1998. Since September 1997, Mr. Chapman has also served as the President and Chief Executive Officer of our Bank Compensation Strategies division. Prior to joining our predecessor company, Mr. Chapman was a producer for Bank Compensation Strategies since 1985 and served as President of Bank Compensation Strategies since January 1994. Prior to joining Bank Compensation Strategies, Mr. Chapman was an officer with First Bank System, a regional bank holding company in Minneapolis, Minnesota. Mr. Chapman graduated cum laude from Augustana College in Sioux Falls, S.D., with a double major in mathematics and business administration.

     Donald C. Wegmiller became an Executive Vice President of Clark/Bardes Holdings upon our acquisition of Management Compensation Group/HealthCare in April 1999. He is also President and Chief Executive Officer of our HealthCare Compensation Strategies division. Prior to joining Management Compensation Group/HealthCare, he served as Vice Chairman and President of HealthSpan Health Systems Corporation. Mr. Wegmiller continues to hold policy positions in state and national health care associations. He has served on the boards of fourteen publicly held corporations over the past 20 years, and currently serves on the board of Medical Graphics; LecTec Corporation; JLJ Medical Devices International, LLC, Minnesota Point, and as Chairman of Possis Medical, Inc. From 1986 to 1988, Mr. Wegmiller served as an officer of the American Hospital Association, and he served as the organization's Chairman in 1987. Mr. Wegmiller received a Bachelor degree magna cum laude from the University of Minnesota, Duluth and a Master of Hospital Administration Degree from the University of Minnesota, Minneapolis. He also teaches health care administration at the University of Minnesota, Duke University and Arizona State University.

     Thomas M. Pyra became Chief Financial Officer of Clark/Bardes Holdings and Clark/Bardes in July 1998 and Chief Operations Officer in October 1999. Mr. Pyra served as the Chief Financial Officer for our predecessor company during July of 1998. Prior to joining our predecessor company, Mr. Pyra served as Vice President and Chief Financial Officer of Geodesic Systems, L.L.C. from April 1997. Mr. Pyra served as Chief Financial Officer for Recompute Corporation from October 1995 until January 1997 and served as Vice President and Controller of Intercraft Company from October 1992 until June 1995. Mr. Pyra received a Bachelor of Science degree in finance and an MBA from DePaul University.

TERMS OF OFFICE

     Your board of directors elects our officers. Each of the officers holds office until his successor is duly elected and qualified or until their earlier death, disqualification, retirement, resignation or removal from office.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, requires our directors and officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of common stock ownership and reports of changes in such ownership. A reporting person must file a Form 3 -- Initial Statement of Beneficial Ownership of Securities within 10 days after such person becomes a reporting person. A reporting person must file a Form 4 -- Statement of Changes of Beneficial Ownership of Securities within 10 days after any month in which such person's beneficial ownership of securities changes, except for certain changes exempt from the reporting requirements of Form 4. Such exempt changes include stock options granted under a plan qualifying pursuant to Rule 16b-3 under the Exchange Act. A reporting person must file a Form 5 -- Annual Statement of Beneficial Ownership of Securities within 45 days after the end of our fiscal year to report any changes in ownership during the year not reported on a Form 4, including changes exempt from the reporting requirements of Form 4.

     The SEC's rules require our reporting persons to furnish us with copies of all Section 16(a) reports that they file. Based solely upon a review of the copies of such reports furnished to us and written representations that no other reports were required with respect to the year ended December 31, 1999, we believe that the reporting persons have complied with all applicable Section 16(a) filing requirements for 1999 on a timely basis, except for a Form 4 due in February 1999 with respect to each of Messrs. Chapman and Meyer covering one transaction each and for a Form 4 due in August 1999 with respect to Messrs. Todd, Pyra and Staudt covering one transaction each.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the annual and long-term compensation earned during the last three fiscal years with respect to our Chief Executive Officer, our four most highly compensated executive officers in 1999 other than the Chief Executive Officer, and two additional highly compensated employees for services rendered during the referenced year.

                                                                                 LONG-TERM
                                                                               COMPENSATION
                                                                          -----------------------
                                              ANNUAL COMPENSATION         RESTRICTED   SECURITIES
NAME AND                                 ------------------------------     STOCK      UNDERLYING      ALL OTHER
PRINCIPAL POSITION                       YEAR   SALARY($)   BONUS($)(1)   AWARDS($)    OPTIONS(#)   COMPENSATION($)
------------------                       ----   ---------   -----------   ----------   ----------   ---------------
W.T. Wamberg...........................  1999   $ 87,872     $100,540      $     --           --        $    --
  President, Chairman of the Board,
    Chief                                1998         --           --            --           --             --
  Executive Officer and Director         1997         --           --            --           --             --
Melvin G. Todd.........................  1999   $250,008     $290,009      $     --           --             --
  Executive Vice President and Director  1998    251,278      616,607       216,972       30,523             --
                                         1997    250,886      225,007            --       70,833             --
Richard C. Chapman.....................  1999   $253,212     $195,000      $     --       10,000        $    --
  Executive Vice President               1998    256,276      212,000            --       65,000             --
                                         1997     84,191       75,000            --           --             --
Donald C. Wegmiller....................  1999   $257,700     $251,354      $     --      185,000        $57,759
  Executive Vice President               1998         --           --            --           --             --
                                         1997         --           --            --           --             --
Thomas M. Pyra.........................  1999   $219,468     $220,000      $     --       50,000        $83,208
  Chief Financial Officer and Chief      1998    100,000       28,333            --       50,000             --
  Operations Officer                     1997         --           --            --           --             --
Robert Grant...........................  1999   $ 83,208     $435,971      $     --       26,700        $54,549
  Sales Executive                        1998         --           --            --           --             --
                                         1997         --           --            --           --             --
Robert Erra............................  1999   $ 93,600     $274,171      $     --       16,700        $    --
  Sales Executive                        1998         --           --            --           --             --
                                         1997         --           --            --           --             --

---------------

(1) Bonuses represent incentive compensation, whether under employment agreements entered into with the named executive officers, or otherwise. See "Management -- Employment Agreements." Bonuses reflect amounts earned by the named executive officers during the referenced year, even though paid subsequent to such year.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information concerning the options granted to the named executive officers during 1999. The options were granted pursuant to our 1998 stock option plan. No stock appreciation rights were granted during 1999. For additional information on and certain terms of options, see "-- 1998 Stock Option Plan."

                                                                                  POTENTIAL REALIZABLE VALUE
                            NUMBER OF      % OF TOTAL                               AT ASSUMED ANNUAL RATES
                            SECURITIES      OPTIONS                               OF STOCK PRICE APPRECIATION
                            UNDERLYING     GRANTED TO     EXERCISE                   FOR OPTION TERM($)(2)
                             OPTIONS      EMPLOYEES IN     PRICE     EXPIRATION   ---------------------------
NAME                         GRANTED     FISCAL YEAR(1)    ($/SH)       DATE           5%            10%
----                        ----------   --------------   --------   ----------   ------------   ------------
W.T. Wamberg..............         --         0.0%         $   --          --      $       --     $       --
Melvin G. Todd............         --         0.0%         $   --          --              --             --
Richard C. Chapman........     10,000         1.7%         $18.13     2/28/07         255,107        353,299
Donald C. Wegmiller(3)....    185,000        31.6%         $16.63      4/4/09       4,329,014      5,995,273
Thomas M. Pyra............     50,000         8.5%         $14.75     2/28/07       1,037,736      1,437,166
Robert Grant(3)...........     26,700         4.6%         $16.63      4/4/09         624,782        865,264
Robert Erra(3)............     16,700         2.9%         $16.63      4/4/09         390,781        541,195

---------------

(1) Options to purchase a total of 554,887 shares of our common stock at an exercise price of $14.25 to $18.13 per share were granted in 1999.

(2) In accordance with the rules of the SEC, the amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on the assumed rates of stock appreciation of 5.0% and 10.0% compounded annually from the date the respective options were granted to their expiration date and do not reflect our estimates or projections of future common stock prices. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock, the option holder's continued employment through the option period, and the date on which the options are exercised.

(3) In connection with our acquisition of MCG/Healthcare, Messrs. Wegmiller, Grant and Erra, along with certain other executives of MCG/Healthcare, were granted performance options that will vest at the rate of 20% per year beginning December 31, 1999. These options are subject to forfeiture conditions if certain performance objectives are not met over the five year vesting period.

OPTION EXERCISES IN LAST FISCAL YEAR

     The following table sets forth certain information concerning all unexercised options held by the named executive officers as of December 31, 1999. For additional information on and certain terms of such options, see "-- 1998 Stock Option Plan." No options were exercised during 1999.

                                       NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                         OPTIONS AT FISCAL          IN-THE-MONEY OPTIONS AT
                                            YEAR-END(#)               FISCAL YEAR-END(1)
                                    ---------------------------   ---------------------------
NAME                                EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                -----------   -------------   -----------   -------------
W.T. Wamberg......................         --             --             --             --
Melvin G. Todd....................    101,356             --        732,288             --
Richard C. Chapman................     16,250         58,750         87,344        262,031
Donald C. Wegmiller...............     37,000        148,000             --             --
Thomas M. Pyra....................     50,000         50,000        179,165         89,585
Robert Grant......................      5,340         21,360             --             --
Robert Erra.......................      3,340         13,360             --             --

---------------

(1) Value for "in-the-money" options represents the positive spread between the respective exercise prices of outstanding options and the closing price of $14.375 on December 31, 1999.

COMPENSATION OF DIRECTORS

     The members of your board of directors who are also employees receive no additional compensation for their services as a director. In 1999, we reimbursed Mr. Wamberg and Mr. Hendrickson $100,000 and $219,000, respectively, for expenses incurred on our behalf.

     Non-employee directors, other than Mr. Pohlman, are paid an annual stipend of $15,000, and all non-employee directors are reimbursed all reasonable expenses incurred by them related to their services as non-employee directors. In addition, non-employee directors, other than Mr. Pohlman, are eligible to participate in the 1998 non-employee director stock option plan.

EMPLOYEE BENEFIT AND RETIREMENT PLANS

     We maintain a defined contribution plan for our employees that is qualified under Section 401(k) of the Internal Revenue Code of 1986. We match 50.0% of the first 6.0% of salary that an eligible participant contributes to this 401(k) Plan.

EXECUFLEX BENEFIT PLAN

     A new executive benefit program we adopted in 1999 is the Execuflex executive benefit plan. Initiated by our HealthCare Compensation Strategies division, this plan is a customized approach that combines both motivational and executive retention attributes using tax deferred and, in some cases, tax free benefits.

     After presenting this plan to our board of directors, it was approved for certain of our senior executives. Under this plan, each executive is provided with an annual allowance of $15,000, which may be allocated among a menu of options to meet the individual needs of the executive and his or her family. The program consists of:

     - Individual long-term disability that provides for a replacement of a portion of income lost due to a disability. It is non-cancelable for all full-time executives and provides lifetime coverage that adjusts for salary and is not subject to Social Security offsets. The benefit is taxable to the executive and the benefit period declines annually from age 61.

     - Group long-term care for the executive, the executive's spouse or dependent parents providing nursing care or home care when the covered individual requires it as defined by the policy. The benefit coverage is for six years and may be increased or extended for a lifetime at the executive's option. All or a portion of the benefits are tax-free.

     - Family supplemental survivor options in which we assist the executive in the purchase of variable universal life coverage that can be split between the executive, his or her spouse or jointly. We pay the premium for ten years while the executive retains the policy. At retirement or after fifteen years we recover our premiums from the cash value of the policy which continues with the executive.

     - A capital accumulation features in which the funds not invested in the other three options are credited to the executive's account vesting ratably over the plan year. Earnings are credited to the account based on a choice of options and are subject to Social Security and Medicare withholding. Income taxes are payable on distribution. This company liability is match-funded through the use of a specially designed corporate owned life insurance product.

1998 STOCK OPTION PLAN

     A total of 2,000,000 shares of our common stock has been reserved for issuance under our 1998 stock option plan. The 1998 stock option plan was initially adopted by our predecessor company in March 1997 and we assumed, amended and restated it in July 1998. The 1998 stock option plan is administered by your board of directors or the compensation committee, who have full authority to determine the individuals to whom, and the time at which, the options may be granted and the number of shares covered by each option. Both nonqualified stock options and incentive stock options (as defined in the Internal Revenue Code) may be granted under the 1998 stock option plan. The option price per share is determined by the compensation committee but may not be less than fair market value for incentive stock options. Options may be granted to our officers, employees (including officers who are also directors), non-employee directors or licensed insurance producers. Incentive stock options are not transferable or assignable by an optionee other than by will or the laws of descent and distribution. Nonqualified stock options may be transferred to certain permitted transferees to the extent permitted in the applicable nonqualified stock option agreement granting any such nonqualified stock options.

     As of March 13, 2000, 1,224,732 options had been granted under the 1998 stock option plan, of which 1,250 were exercised in 1999 and 1,204,732 of which remained outstanding. A total of 794,018 shares of our common stock remain available for grant as of March 13, 2000.

1998 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     Our non-employee director plan is discussed in detail under "Proposal Three -- Approval of the Adoption of the Amended and Restated 1998 Non-Employee Director Stock Option Plan."

EMPLOYEE STOCK PURCHASE PLAN

     In July 1998, your board of directors adopted a stock purchase plan, under which a total of 200,000 shares of our common stock have been reserved for issuance. A committee of directors appointed by your board of directors administers the stock purchase plan. Any employee who has been our employee for 90 days is eligible to participate in offerings under the stock purchase plan.

     The stock purchase plan consists of eight semi-annual offerings of our common stock beginning on each January 1 and July 1 in each of the years 1999, 2000, 2001 and 2002, and terminating on June 30 and December 31 of each year. The maximum number of shares issued in these years will be 50,000 in 1999, and 50,000 plus the number of unissued shares from prior offerings for each of 2000, 2001 and 2002.

     On the commencement date of each offering under the stock purchase plan, a participating employee will be deemed to have been granted an option to purchase a maximum number of shares of common stock equal to: (i) the percentage of the employee's base pay that the employee has elected to be withheld (not to exceed 10.0%), (ii) multiplied by the employee's base pay during the period of the offering and (iii) divided by the lower of 85.0% of the closing market price of our common stock on the applicable offering commencement date or 85.0% of the closing market price of our common stock on the offering termination date. Options held by a participant may be exercised by that participant.

     No employee may be granted options pursuant to the stock purchase plan if, as a result of a grant, an employee would (i) own stock or hold options to purchase stock possessing 5.0% or more of the total combined voting power or value of all classes of our stock or (ii) have rights to purchase stock under all our employee stock purchase plans that accrue at a rate in excess of $25,000 in fair market value for any calendar year.

     Unless a participant gives written notice to us, his or her option for the purchase of our common stock with payroll deductions made during an offering will be deemed to have been exercised automatically on the offering termination date applicable to such offering, for the purchase of the number of full shares of common stock that the accumulated payroll deductions at that time will purchase at the applicable option price. A participant may withdraw payroll deductions credited to his account under the stock purchase plan at any time.

KEY EXECUTIVE LIFE INSURANCE

     We maintain and are the sole beneficiary of key man life insurance policies on the lives of Messrs. Wamberg, Wegmiller, Todd and Chapman in the amounts of $23.0 million, $8.5 million, $1.0 million and $4.0 million, respectively.

EMPLOYMENT AGREEMENTS

     Effective as of July 1, 1998, we entered into employment agreements with Mr. Todd and Mr. Pyra. The term of both employment agreements is for a period of three years ending on June 30, 2001. Mr. Todd's and Mr. Pyra's employment agreements provide for annual base salaries of $250,000 and $200,000, respectively. In addition to their annual base salary, Mr. Todd is entitled to receive a bonus each year of up to 100% of his annual base salary based upon our performance, and Mr. Pyra is entitled to receive a bonus each year of up to 75% of his annual base salary based upon net income and incremental five-year net income. On August 19, 1999, Mr. Pyra was granted an option, which terminates on February 28, 2007, to purchase 50,000 shares of common stock at an exercise price of $9.00 per share under our 1998 stock option plan. Mr. Todd's employment agreement provides that if there is a "change of control" of Clark/Bardes Holdings, Mr. Todd will be paid, for the term of his employment plus two years thereafter, his annual "cash compensation" (which is based upon Mr. Todd's average cash compensation for the two years prior to such change of control), plus an annual amount equal to 50% of such average annual cash compensation. The total amount, however, cannot exceed the amount that would cause such payment to be deemed a "parachute payment" under Section 280G of the Internal Revenue Code. If, following a change of control, Mr. Todd voluntarily terminates employment for other than good cause (as defined in the employment agreement), his annual cash compensation and bonus, payable upon such change of control will be payable for only one year. Both Mr. Todd and Mr. Pyra are subject to non-competition, non-solicitation and confidentiality provisions. If either Mr. Todd or Mr. Pyra are terminated for cause including any willful breach of the non-competition, non-solicitation or confidentiality provisions of their employment agreements, all payments to the officer will end. If Mr. Todd or Mr. Pyra is terminated without cause, the officer will be entitled to severance compensation equal to his annual base salary for a period equal to the greater of 90 days or the remaining term of his employment agreement. From time to time, your board of directors may increase the bonuses and compensation paid under these agreements.

     We entered into an employment agreement, effective April 5, 1999, with Donald C. Wegmiller. Subject to renewal, the agreement ends on December 31, 2003. It calls for an annual base salary of $335,000, as well as additional commissions and a bonus each year equal to 3% of certain revenues generated by our Healthcare Compensation Strategies division. Mr. Wegmiller is subject to non-competition, non-solicitation and confidentiality provisions. On the effective date of this agreement, Mr. Wegmiller was granted an option to purchase 185,000 shares of our common stock which vests and becomes exercisable in five annual installments beginning December 30, 1999. If, following a change of control, Mr. Wegmiller voluntarily terminates employment, his stock options granted under the agreement will become 100% vested and he can elect to receive either 12 months salary and other compensation or no compensation and a waiver of the agreement's restrictive covenants. If Mr. Wegmiller is terminated without cause, then his stock options will become 100% vested and he will receive 12 months salary and other compensation.

     As part of our acquisition of The Wamberg Organization, we entered into an employment agreement, effective as of September 1, 1999, with W.T. Wamberg. The agreement is for a term of five years, and provides for a base salary of $260,000 and bonuses of up to 140% of base salary, in the discretion of our board of directors' compensation committee. The agreement contains provisions concerning non-competition, non-solicitation and confidentiality. During the term of the employment agreement, Mr. Wamberg is to be employed as our chief executive officer, and Mr. Wamberg has agreed to devote substantially all of his business time and attention to this task. If Mr. Wamberg's duties or position differs materially from that of the chief executive officer, upon termination without cause, or upon a change of control, Mr. Wamberg may terminate his employment and elect to receive either 12 months salary plus accrued and unpaid benefits or no severance compensation and a waiver of the non-competition and non-solicitation covenants. Mr. Wamberg may also voluntarily terminate the agreement upon 30 days notice without any further obligation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1999, the compensation committee of your board of directors consisted of Messrs. Dalton, Pohlman, Piaker and Seidman, all of whom are independent directors. Our officers who are not directors do not participate in deliberations of the compensation committee or the board of directors regarding executive compensation.

                 JOINT REPORT OF THE COMPENSATION COMMITTEE AND
                THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

GENERAL

     The compensation committee is responsible for establishing the compensation of Clark/Bardes Holdings' directors, officers and other managerial personnel, including salaries, bonuses, termination agreements and other executive officer benefits. The compensation committee is comprised of Messrs. Dalton, Pohlman, Piaker and Seidman, each of whom is an independent director and none of whom is currently or was formerly one of our officers or employees.

     Although the board of directors delegated certain responsibilities as described above to the compensation committee, in determining compensation for directors, officers and other managerial personnel for 1999, the board of directors as a whole acted directly with respect to certain compensation decisions. The board of directors is comprised of Messrs. Wamberg, Hendrickson, Todd, Pohlman, Dalton, Piaker and Seidman. Mr. Todd abstained from all compensation decisions with respect to himself for his services as chief executive officer prior to September 1, 1999, and Mr. Wamberg similarly abstained from all compensation decisions with respect to himself for his service as chief executive officer.

1999 COMPENSATION

     Base Salary. The base salaries of executive officers are established in consideration of the competitive market for executives of comparable levels at companies at a comparable stage of development. We have entered into employment agreements with Messrs. Chapman, Miller, Pyra, Todd, Wegmiller and Wamberg, the terms of which are described above under "Executive Compensation -- Employment Agreements." The board of directors believed these contracts to be necessary to ensure the retention of experienced management. The board of directors believes the annual compensation provided to each of the executive officers, whether pursuant to an employment agreement or otherwise, is commensurate with the responsibilities, experience and individual performance of such executive officers.

     Bonuses. The board of directors granted bonuses in 1999 based on our performance and the contribution of the particular executive officer to whom such bonus was paid taking into account such executive officer's contribution to the significant developments taking place in Clark/Bardes Holdings in 1999 including our acquisition strategy. The employment agreements of Messrs. Miller, Pyra, Todd, Wamberg and Wegmiller also tie the amount of bonuses to be paid to such executive officers to certain measures of our performance. See "Executive Compensation -- Employee Agreements." The board of directors believes that the bonuses paid to executive officers in 1999, whether pursuant to employment agreement or otherwise, is commensurate with our performance and such executive officer's contribution to such performance.

     Stock Options. The purpose of the 1998 stock option plan is to encourage and enable participants under the plan to acquire and retain a proprietary interest in us by ownership of our stock. The board of directors has directed the grant of stock options pursuant to the 1998 stock option plan in order to align the interests of its executive officers with our interests those of our stockholders. In addition to our performance, the board of directors considered the significant developments taking place in 1999 including our acquisition strategy. The board of directors believes the stock options granted to executive officers in 1999, whether pursuant to employment agreement or otherwise, is commensurate with the executive officer's responsibilities, experience and individual performance of such executive officer.

1999 COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Melvin Todd held the position of Chief Executive Officer and President until September 1999 when W.T. Wamberg succeeded him in these positions. In determining the appropriate compensation for Mr. Todd, the board of directors is guided by our performance, competitive practices, and the board of director's policy, as discussed above, of determining compensation with reference to the compensation paid to similarly situated executives of comparable companies. In addition to our performance, the board of directors considered the significant developments taking place in 1999 including our acquisition strategy. Appropriate adjustments in the compensation of the Chief Executive Officer is considered concurrently with similar adjustments made for our other executive officers. The following outlines the annual base salary of, and bonus paid to Mr. Todd during 1999:

                                                                                 NUMBER OF
                                                      ANNUAL                   STOCK OPTIONS
NAME                                                BASE SALARY   BONUS PAID      GRANTED
----                                                -----------   ----------   -------------
Melvin G. Todd....................................   $250,000      $290,009         --
  Executive Vice President and Director

In determining the appropriate compensation for Mr. Wamberg, as with Mr. Todd, the board of directors considers our performance, competitive practices, significant developments (including our acquisition strategy) and its policy of determining compensation with reference to the compensation paid to similarly situated executives of comparable companies. The board of directors believes the annual base salary paid to both Mr. Todd and Mr. Wamberg in 1999 is commensurate with their respective responsibilities, experience, individual performance, and the bonus paid to each is commensurate with our performance and their respective contributions to such performance.

                                                                                 NUMBER OF
                                                      ANNUAL                   STOCK OPTIONS
NAME                                                BASE SALARY   BONUS PAID      GRANTED
----                                                -----------   ----------   -------------
W.T. Wamberg......................................   $260,000      $100,541         --
  Chairman of the Board, Chief Executive Officer,
  President and Director

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     The compensation committee expects all compensation paid to executive officers to be tax deductible to Clark/Bardes Holdings. Section 162(m) provides that compensation in excess of $1,000,000 paid to the chief executive officer of Clark/Bardes Holdings and the four highest compensated officers of Clark/Bardes Holdings (other than the chief executive officer) cannot be deducted by Clark/Bardes Holdings for federal income tax purposes unless, in general, such compensation is performance based, is established by a committee of outside directors, is objectively determined and the plan or agreement providing for such performance-based compensation is approved by stockholders. In the future, however, the compensation committee may determine to adopt a compensation program that does not satisfy the conditions of Section 162(m) if, in its judgment after considering the additional costs of not satisfying Section 162(m), such program is appropriate.

     This report has been furnished by the members of the compensation committee and by the board of directors.


COMPENSATION COMMITTEE              BOARD OF DIRECTORS
Randolph A. Pohlman                 W.T. Wamberg
L. William Seidman                  Lawrence H. Hendrickson
George D. Dalton                    Melvin G. Todd
Steven Piaker                       Randolph A. Pohlman
                                    L. William Seidman
                                    George D. Dalton
                                    Steven Piaker

                               PERFORMANCE GRAPH

     The following performance graph sets forth the cumulative total stockholder return for our common stock, the Russell 2000 Index and the Nasdaq Insurance Index for the period indicated. The performance graph assumes $100 invested in our common stock at its closing price on August 18, 1998, the date on which our common stock commenced trading on the Nasdaq National Market, and in each of the Russell 2000 Index and the Nasdaq Insurance Index on the same date. The performance graph also assumes the reinvestment of all dividends, if any. The dates on the performance graph represent the last trading day of each month indicated. The performance graph is not necessarily indicative of future investment performance.
[Performance Graph]

-------------------------------------------------------------------------------------------------------------------------------
                       8/18/98   8/98    9/98    10/98   11/98   12/98   1/99    2/99    3/99    4/99    5/99    6/99    7/99
-------------------------------------------------------------------------------------------------------------------------------
 Clark/Bardes            100       89      92     108     192     182     185     183     184     141     191     205     204
 Russell 2000            100      100     105     110     115     122     124     114     115     125     127     133     129
 Nasdaq Insurance        100       87      90      98     105     109     107     109     124     138     143     144     138

---------------------  ---------------------------------------
                        8/99    9/99    10/99   11/99   12/99
---------------------  ---------------------------------------
 Clark/Bardes            185     223     149     134     155
 Russell 2000            132     124     125     132     146
 Nasdaq Insurance        124     124     124     119     115

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information with respect to the beneficial ownership of our common stock as of March 13, 2000, by:

     (1) each person who is known by our company to own beneficially more than 5% of our common stock;

     (2) each director;

     (3) each of the named executive officers; and

     (4) all directors and executive officers as a group.

     Beneficial ownership is determined in accordance with the rules of the SEC. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 13, 2000, are deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. We have separated the number of shares held into two categories:

     - "Number of Shares Actually Issued," which includes beneficial ownership of our common stock but excludes stock options; and

     - "Number of Shares Issuable Pursuant to Stock Options," which includes only the shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 13, 2000.

     Except as indicated in this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. Percentage of ownership is based on 9,769,826 shares of our common stock outstanding on March 13, 2000.

                                                                NUMBER OF
                                                  NUMBER OF      SHARES       PERCENTAGE OF
                                                   SHARES       ISSUABLE         SHARES
                                                  ACTUALLY     PURSUANT TO    BENEFICIALLY
NAME OF BENEFICIAL OWNER                           ISSUED     STOCK OPTIONS       OWNED
------------------------                          ---------   -------------   -------------
General American Life Insurance Company(1)......    555,600           --           5.7%
  700 Market Street
  St. Louis, Missouri 63101
Phoenix Home Life Insurance Company(2)..........    555,600           --           5.7%
  One American Row
  Hartford, Connecticut 06115...................
Conning Insurance Capital Limited Partnership     1,000,000           --          10.2%
  V(3)..........................................
  Cityplace II
  185 Asylum Street
  Hartford, Connecticut 06103...................
W.T. Wamberg....................................  1,903,082           --          19.5%
Lawrence H. Hendrickson.........................    415,508           --           4.3%
Melvin G. Todd..................................     76,835      101,356           1.8%
Richard C. Chapman..............................    289,158       18,750           3.2%
Donald C. Wegmiller.............................    117,652           --           1.2%
Thomas M. Pyra..................................      5,005       66,667          *
L. William Seidman..............................      5,000       13,000          *
Randolph A. Pohlman.............................      2,000       63,883          *
George D. Dalton................................      5,000       12,206          *
Steven F. Piaker................................         --       13,444          *
                                                  ---------      -------          -----
All directors and executive officers as a         2,819,240      289,306          31.8%
  group.........................................
  10 individuals)

---------------

 *  Less than 1%

(1) Based solely upon information contained in Schedule 13G/A, filed with the SEC on June 16, 1999. General American is a subsidiary of General American Mutual Holding Co. and GenAmerica Corporation, each of which also claim beneficial ownership of the stock. Based solely upon publicly available information, Metropolitan Life Insurance Company has acquired beneficial ownership of the stock of certain of these companies.

(2) Based solely upon information contained in Schedule 13G/A, filed with the SEC on July 22, 1999.

(3) Based solely upon information contained in Schedule 13G/A, filed with the SEC on June 16, 1999. Conning Insurance Capital is a subsidiary of General American Mutual Holding Co.; GenAmerica Corporation; General American Life Insurance; Conning Corp.; Conning, Inc.; Conning & Company; and Conning Investment Partners V, LLC; each of which also claim beneficial ownership of the stock. Based solely upon publicly available information, Metropolitan Life Insurance Company has acquired beneficial ownership of the stock of certain of these companies.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PRINCIPAL OFFICE AGREEMENT WITH W.T. WAMBERG

     We and Mr. Wamberg were the parties to a principal office agreement, dated July 29, 1993, pursuant to which The Wamberg Organization, whose sole shareholder was W.T. Wamberg, marketed on our behalf life insurance and administrative and consulting services, and we furnished to The Wamberg Organization marketing materials and concepts, program design ideas, selected life insurance products, specimen plan documents and administrative services. Commissions and fees payable to The Wamberg Organization were net of any of our administrative costs as determined by our board of directors. Under the terms of the principal office agreement, we paid The Wamberg Organization $7,792,000 in 1997, $8,068,000 in 1998 and $8,071,000 in 1999, for commissions and fees earned. The terms and conditions of Mr. Wamberg's principal office agreement were similar in all material respects to the terms and conditions of such agreements with other producers. This agreement was terminated with the purchase of the assets of The Wamberg Organization on September 1, 1999.

PURCHASE OF RENEWAL REVENUE FROM W.T. WAMBERG AND THE WAMBERG ORGANIZATION

     On January 4, 1999, we purchased the right to receive approximately 27.5% of the commission and fee revenue, prior to deduction of servicing costs, related to renewal revenue of the inforce policies on June 30, 1998, due under the principal office agreement with W.T. Wamberg and The Wamberg Organization, for a cash payment of $7.5 million. This transaction allows us to receive approximately $14.2 million over a ten year period. As a result of this acquisition we reduced our commission and fee expense that would have otherwise been due to W.T. Wamberg and The Wamberg Organization.

ACQUISITION OF THE WAMBERG ORGANIZATION

     On September 1, 1999, our subsidiary, Clark/Bardes, Inc., entered into and consummated an asset and stock purchase agreement to acquire substantially all the assets and assume liabilities of The Wamberg Organization. We acquired certain operating assets, all of the remaining renewal commission not already acquired and some liabilities, principally accounts payable and employee benefits, of The Wamberg Organization. In addition, we acquired all of the outstanding common stock of Wamberg Financial Corporation, which owned an airplane and related debt of approximately $3.8 million. The assets acquired under the purchase agreement include cash; receivables; equipment; intangible assets; intellectual property; customer and supplier lists; insurance; and all rights under existing contracts, leases, agreements and permits.

     The Wamberg Organization had historically generated our largest volume of revenue. In light of the relationship between The Wamberg Organization, Wamberg Financial Corporation, W.T. Wamberg and us, our board appointed a special committee of the board of directors comprised of independent, non-employee directors to review the terms of this transaction. The special committee retained an investment bank to issue a fairness opinion with respect to this acquisition. After analyzing the matter and considering all relevant issues, the special committee recommended that our board approve the transaction.

     The initial cost of the acquisition was approximately $18.0 million and provided for:

     - cash payment to The Wamberg Organization of $12.4 million;

     - a cash payment to W.T. Wamberg of $50,000 for his shares of Wamberg Financial Corporation;

     - the direct payment of $1.5 million for outstanding loans of The Wamberg Organization;

     - the assumption of approximately $4.3 million of liabilities including a $3.8 million note payable for the purchase of a corporate aircraft; and

     - expenses of approximately $173,000.

In addition to the transactions at closing, the purchase agreement provides for payment to The Wamberg Organization of $11.9 million through December 31, 2002, which may be reduced if we do not achieve revenue objectives set forth in the purchase agreement.

PRIVATE PLACEMENT WITH CONNING

     On June 7, 1999, we completed a private placement of 1,000,000 shares of our common stock at $17 per share to Conning Insurance Capital Limited Partnership V, L.P. Conning Insurance Capital is a limited partnership managed by a subsidiary of Conning Corporation. As part of the private placement, we granted Conning Insurance Capital registration rights which it may use to have its shares of our common stock registered along with any shares we may be registering with the SEC. In addition, we granted Conning Insurance Capital the right to make two demands for registration after December 31, 2002.

     We also agreed to appoint one representative of Conning Insurance Capital to our board of directors. Conning Insurance Capital designated Steven F. Piaker, senior vice president of Conning & Company, to be that representative. Conning & Company has provided investment banking services for us in the past, and it acted as a managing underwriter of our initial public offering. We further agreed that, when Mr. Piaker's term expires, we would use our best efforts to elect a Conning Insurance Capital representative to our board of directors. Of the proceeds, $12 million was used to pay down a portion of our outstanding balance of our credit facility in July 1999 and $5 million was used in the acquisition of The Wamberg Organization.

ANCILLARY BUSINESS ARRANGEMENTS

     Because of various federal and state licensing restrictions, we market products registered with the SEC and our insurance-financed employee benefit programs in the states of Ohio, Pennsylvania and Texas through a registered broker-dealer, Clark/Bardes Securities, Inc., with which we have a networking agreement, and insurance agencies, for which we provide almost all services through administration and services agreements. Each of the following insurance agencies -- Clark/Bardes Agency of Ohio, Inc., Clark/Bardes, Inc. of Pennsylvania and Clark/Bardes of Texas, Inc. -- provide the entity through which our producers sell certain products and conduct business in such states. In exchange, each of the insurance agencies is a party to an administration and services agreement under which each insurance agency pays us to furnish facilities, services, personnel and assistance, including the following:

     - performing all bookkeeping and accounting functions;

     - establishing and maintaining all records required by law and by generally accepted accounting principles;

     - furnishing all stationery, forms, and supplies;

     - providing all necessary clerical and professional staff to perform the above activities;

     - providing all computer hardware and software capabilities and facilities;

     - providing office space, furniture, fixtures, equipment and supplies;

     - assisting in the preparation of reports required by governmental regulatory and supervisory authorities; and

     - billing and collection of all premiums.

     The charges and fees pursuant to the administration and services agreements are equal to the costs we incur in providing the services, personnel and property, plus an additional amount equal to a certain percentage of such cost. Each insurance agency is solely responsible for its own activities as an insurance producer and for its relationship with the producers or employees in the course and scope of their activities performed on behalf of such agency.

                                  PROPOSAL TWO

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Your board of directors, upon the recommendation of the audit committee, has appointed Ernst & Young LLP, independent certified public accountants, as independent accountants of our financial statements for 2000. Ernst & Young LLP has acted as accountants for us since June 2, 1997.

     Your board of directors has determined to afford you the opportunity to express your opinions on the matter of accountants, and, accordingly, is submitting to you at the annual meeting a proposal to ratify the appointment of Ernst & Young LLP. If a majority of the shares voted at the annual meeting, in person or by proxy, are not voted in favor of the ratification of the appointment of Ernst & Young LLP, your board of directors will interpret this as an instruction to seek other accountants. YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANTS OF CLARK/BARDES' FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2000.

     Representatives of Ernst & Young LLP are expected to be present at the annual meeting to respond to appropriate questions.

                                 PROPOSAL THREE

                        APPROVAL OF THE ADOPTION OF THE
       AMENDED AND RESTATED 1998 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     A total of 100,000 shares of our common stock has been reserved for issuance under our non-employee director plan. The non-employee director plan is administered by either your board of directors or the compensation committee. Only nonqualified options may be granted under the non-employee director plan. All of our non-employee directors, other than Mr. Pohlman, may participate in the non-employee director plan. The non-employee director plan provides for the automatic grant of stock options to purchase 10,000 shares of our common stock to each newly elected non-employee director on the first day of the month following the election of such director. The appointment stock options vest and become exercisable over three years in increments of 277 shares on the first day of every month beginning in the month immediately after the stock options were granted. The non-employee director plan also provides for the automatic grant of stock options to purchase 4,000 shares of our common stock to continuing non-employee directors on the first day of the month immediately following our annual stockholder meetings. The annual grants of stock options to continuing non-employee directors vest and become exercisable in increments of 1,000 shares for each regularly scheduled quarterly meeting of the board of directors that the non-employee director attends in person. The exercise price for stock options granted under the non- employee director plan is the fair market value of our common stock on the date of grant.

     As of March 13, 2000, 33,110 options had been granted under the non-employee director plan, and a total of 66,890 shares of our common stock remain available for grant.

     Your board of directors adopted the original plan in September 1998 and adopted the amended and restated non-employee director plan in January 2000. On December 1, 1998, we filed with the Commission a registration statement on Form S-8 registering the shares of common stock underlying the options offered under this plan.

     The plan, as amended and restated, differs from the plan as originally adopted in that it will have the effect of doubling the number of options granted to some non-employee directors for their attendance at board meetings. The extra options will only be available to those non-employee directors who have stood for reelection at least once. If the amended and restated plan is adopted, only Mr. Seidman, if reelected at our 2000 annual meeting, would be eligible for the increased options in the coming year. In later years, other non-employee directors, aside from Mr. Pohlman, would, upon reelection, also be eligible.

     The following table provides information concerning options granted under the non-employee director plan:

                                                     OPTIONS OUTSTANDING
NAME                                                 AS OF MARCH 13, 2000
----                                                 --------------------
L. William Seidman.................................          4,000
George D. Dalton...................................         15,666
Steven Piaker......................................         13,444
Randolph A. Pohlman................................             (1)
Current Non-Employee Directors as a Group (4
  persons).........................................         33,110

---------------

(1) Mr. Pohlman is, by the terms of the plan, not eligible to participate.

     A copy of the plan, as amended and restated, is attached for your reference as Exhibit A to this proxy statement. YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE AMENDED AND RESTATED 1998 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN.

              STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

     Your board of directors will provide for the presentation of your proposals at the 2001 annual meeting of stockholders, provided that such proposals are submitted by eligible stockholders who have complied with the relevant regulations of the SEC regarding stockholder proposals, and our bylaws, a copy of which is available upon written request from Mr. Staudt, our general counsel and corporate secretary. To be considered for inclusion in our proxy statement for the 2001 annual meeting, stockholder proposals must be received at our principal executive office no later than December 15, 2000.

                           INCORPORATION BY REFERENCE

     With respect to any future filings with the SEC into which this proxy statement is incorporated by reference, Exhibit A hereto and the material under the headings "Joint Report of the Compensation Committee and the Board of Directors on Executive Compensation" and "Performance Graph" shall not be incorporated into such future filings.

                           FORWARD-LOOKING STATEMENTS

     This proxy statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this proxy statement, words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project," and similar expressions, as they relate to us or our management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to us. These forward-looking statements are subject to certain risks, uncertainties and assumptions, including risks, uncertainties and assumptions including but not limited to difficulties associated with changes in tax legislation, dependence on key producers and key personnel, our dependence on persistency of existing business, credit risk related to renewal revenue, acquisition risks, risks related to significant intangible assets, competitive factors and pricing pressures, dependence on certain insurance companies, changes in legal and regulatory requirements and general economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected or projected. Such forward-looking statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions, relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph.

                                   FORM 10-K

     Accompanying this proxy statement is a copy of our Form 10-K for the year ended December 31, 1999. The Form 10-K does not form any part of the materials for the solicitation of proxies. We will mail additional copies of our annual report on Form 10-K for the year ended December 31, 1999 to each stockholder or beneficial owner of shares of our common stock without charge upon such person's written request to James Radosevich at our executive offices at 102 South Wynstone Park Drive, Suite 200, North Barrington, Illinois 60010.

By Order of the Board of Directors

W.T. Wamberg
President, Chief Executive Officer
and Chairman of the Board

North Barrington, Illinois
March 30, 2000

                                   EXHIBIT A

                          CLARK/BARDES HOLDINGS, INC.

                              AMENDED AND RESTATED
                  1998 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     SECTION 1. Purpose. The purpose of the Clark/Bardes Holdings, Inc. 1998 Director Stock Option Plan (the "Plan") is to promote the interests of Clark/Bardes Holdings, Inc., a Delaware corporation (the "Company"), and the interests of the Company's stockholders by providing an opportunity to non-employee directors of the Company (other than Randolph A. Pohlman who has already been granted option to purchase Common Stock in a Non-Qualified Stock Option Agreement, dated as of December 30, 1997 and effective April 2, 1997) to purchase Common Stock of the Company. By encouraging such stock ownership, the Company seeks to attract, retain and motivate such non-employee directors and to encourage them to devote their best efforts to the business and financial success of the Company. Under the Plan, the Committee shall automatically grant "non-qualified stock options" to non-employee directors of the Company under the terms and conditions described below.

     SECTION 2. Definitions. For purposes of the Plan, the following terms used herein shall have the following meanings, unless a different meaning is clearly required by the context.

     2.1 "Board of Directors" shall mean the Board of Directors of the Company.

     2.2 "Code" shall mean the Internal Revenue Code of 1986, as amended.

     2.3 "Committee" shall mean the committee of the Board of Directors referred to in Section 5 hereof.

     2.4 "Common Stock" shall mean the Common Stock, $.01 par value, of the Company.

     2.5 "Incumbent Director" shall mean, beginning January 2000, a Non-Employee Director who has stood for reelection to the Board of Directors at least once or is standing for election to a successive term to the Board of Directors.

     2.6 "Non-Employee Director" shall mean any director of the Company on the date of an award hereunder who is not an employee or officer of the Company or an employee or officer of any Parent or Subsidiary of the Company and who has no other ongoing relationship with the Company, any Parent or Subsidiary, other than as a director, excluding, however, Randolph A. Pohlman.

     2.7 "Non-Qualified Options" or "Options" shall mean options granted to a Participant pursuant to the Plan that are intended to be, and qualify as, "nonqualified stock options" as described in Treasury Regulation Section 1.83-7 or any successor regulation thereto and that shall not constitute nor be treated as an incentive stock options (as defined in Section 422(b) of the Code).

     2.8 "Participant" shall mean any Non-Employee Director, other than Randolph
A. Pohlman, to whom any Non-Qualified Options are granted under the Plan.

     2.9 "Parent of the Company" shall have the meaning set forth in Section 424(e) of the Code.

     2.10  "Subsidiary of the Company" shall have the meaning set forth in
Section 424(f) of the Code.

     SECTION 3. Option Grants. Subject to the share limitations of Section 4.1 hereof, each Non-Employee Director, other than Randolph A. Pohlman, shall automatically receive grants of Non-Qualified Options to purchase Common Stock as follows:

          (a) George Dalton, a Non-Employee Director, shall be granted Non-Qualified Options to purchase 1,666 shares of Common Stock on the first day of the month immediately following the date of adoption of the Plan;

          (b) thereafter, each Non-Employee Director (including the grantees named in Section 3(a)) who is elected (or appointed to fill a vacancy) as a director of the Company after the adoption of Plan by the Company shall be granted Non-Qualified Options to purchase 10,000 shares of Common Stock on the first day of the month immediately following each date on which such Non-Employee Director is elected or reelected (or appointed) as a director of the Company for a three year term; and

          (c) each Non-Employee Director who has previously been granted Non-Qualified Options under the Plan shall be granted additional Non-Qualified Options to purchase 4,000 shares of Common Stock, or in the case of an Incumbent Director, 8,000 shares of Common Stock, on the first day of the month immediately following each annual meeting of shareholders of the Company if such Non-Employee Director or Incumbent Director, as the case may be, continues to serve as a Director on such date of grant.

The Non-Qualified Options granted pursuant to this Section 3(a) and 3(b) shall be hereinafter referred to as Appointment Non-Qualified Options, and Non-Qualified Options granted pursuant to this Section 3(c) shall hereinafter be referred to as Attendance Non-Qualified Options. In the event a Non-Employee Director is elected, reelected or appointed for a term less than three years, the 10,000 shares set forth in Section 3(b) shall be reduced as to such director by multiplying it by a Fraction, the denominator of which is 36 and the numerator of which is the number of whole months in the term (or remaining term) to which the director is elected or appointed.

     SECTION 4. Common Stock Subject to the Plan.

     4.1 Number of Shares. The total number of shares of Common Stock for which Non-Qualified Options may be granted under the Plan shall not exceed in the aggregate 100,000 shares of Common Stock (subject to adjustment as provided in section 6 hereof). If on any date upon which Non-Qualified Options are to be granted hereunder, the number of shares of Common Stock remaining available for issuance under the Plan is insufficient for the grant of the total number of Non-Qualified Options to all Non-Employee Directors otherwise entitled thereto pursuant to Section 3 above, then each Non-Employee Director shall receive Non-Qualified Options to purchase a proportionate number of the available number of shares remaining (rounded down to the greatest number of whole shares of Common Stock available).

     4.2 Reissuance. The shares of Common Stock that may be subject to Non-Qualified Options granted under the Plan may be either authorized and unissued shares or shares reacquired at any time and now or hereafter held as treasury stock as the Board of Directors may determine. In the event that any outstanding Non-Qualified Options expire or are terminated for any reason, the shares allocable to such Non-Qualified Options may again be subject to Non-Qualified Options granted under the Plan.

     SECTION 5. Administration of the Plan

     5.1 Administration. The Plan shall be administered by the entire Board of Directors or by a committee of the Board of Directors (the "Committee") established by the Board of Directors. Any Committee shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors. To the extent that the Plan is administered by the entire Board of Directors, the term "Committee" shall be deemed to refer to the Board of Directors.

     5.2 Grant of Non-Qualified Options. Upon each grant of Non-Qualified Options hereunder, the Committee, on behalf of the Company, shall enter into, execute, and deliver to the Participant a stock option agreement ("Non-Qualified Stock Option Agreement") relating to such Non-Qualified Options, which agreement shall contain the following terms and conditions, together with such other terms and conditions which are determined by the Committee and are not inconsistent with any of the following terms and conditions or with any other provision of the Plan:

          (a) Expiration. Appointment Non-Qualified Options shall expire on the earlier of (i) the tenth anniversary of the date of grant thereof, or (ii) the date the Participant ceases to be a director of the Company other than by reason of death or disability. In the event the Participant ceases to be a director of the Company by reason of death or disability, Appointment Non-Qualified Options shall expire on the earlier of (i) the tenth anniversary of the date of grant or (ii) one year from the date of such death or disability.

          Attendance Non-Qualified Options shall expire on the earlier of (i) the third anniversary of the date of grant thereof, or (ii) the date the Participant ceases to be a director of the Company other than by reason of death or disability. In the event the Participant ceases to be a director of the Company by reason of death or disability, Attendance Non-Qualified Options shall expire on the earlier of (i) the third anniversary of the date of grant or (ii) one year from the date of such death or disability.

          (b) Exercise Price. The exercise price for the options described at
     Section 3(a) hereof shall be the greater of (i) $9.00 per share or (ii) the fair market value on the date of grant of such Non-Qualified Options. The exercise price of all other Non-Qualified Options granted under the Plan shall be equal to the fair market value on the date of grant of such Non-Qualified Options. For purposes of the Plan, the fair market value per share of Common Stock as of any day shall be deemed to be the average of the daily closing prices per share of Common Stock for the 30 consecutive trading days that such shares were traded ending on the 15th day before such date (or any shorter period that the Common Stock has traded with respect to any Non-Qualified Options granted prior to 45 days of trading of the Common Stock). The closing price for each day shall be the reported closing price on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading, or, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotation National Market (the "Nasdaq National Market"), or, if the shares of Common Stock are not quoted on the Nasdaq National Market, the average of the highest reported bid and the lowest reported asked prices as furnished by the National Association of Securities Dealers, Inc. (the "NASD") through NASDAQ, or, if not so reported through NASDAQ as reported through the National Quotation Bureau, Incorporated ("NQBI") or a similar organization if NASDAQ or NQBI is no longer reporting such information. If the Common Stock is not reported or quoted by any such organization on any of the 30 consecutive days ending on the 15th day before the date of grant, the fair market value of the shares of Common Stock subject to Non-Qualified Options on the date the Options are granted shall be the fair market value thereof determined in good faith by the Board of Directors. The fair market value of Shares of Common Stock subject to Options shall be determined without regard to any restriction other than a restriction which, by its terms, will never lapse.

          (c) Vesting. The Appointment Non-Qualified Options described at
     Section 3(a) hereof shall vest and become exercisable in increments of 277 shares on the first day of every month, beginning with the month immediately after the date such options were granted if Dalton continues to serve as a Non-Employee Director on the first day of the month, and any such options remaining that are not vested and not exercisable on the date that Dalton's term for which elected expires and a successor has been elected and qualified shall vest and become exercisable on such date. The remaining Appointment Non-Qualified Options described at Section 3(b) shall vest and become exercisable by a Non-Employee Director in increments of 277 shares on the first day of every month beginning in the month immediately after the date the Appointment Non-Qualified Options were granted pursuant to Section 3(b) hereof if such Non-Employee Director continues to serve as a Non-Employee Director on such first day of the month, and any such options remaining that are not vested and not exercisable on the date that such Non-Employee Director's term for which elected expires and a successor has been elected and qualified shall vest and become exercisable on such date.

          The Attendance Non-Qualified Options shall vest and become exercisable by a Non-Employee Director in increments of 1,000 shares, or in the case of an Incumbent Director, 2,000 shares, for each regularly scheduled quarterly meeting of the Board of Directors which such Non-Employee Director or Incumbent Director, as the case may be, attends in person.

          (d) Transferability of Options. Subject to the prior consent of the Committee, Options granted hereunder may be transferred by the Participant thereof to one or more permitted transferees; provided that (i) there may be no consideration for such transfer, (ii) the Participant (or such Participant's estate or representative) shall remain obligated to satisfy all employment tax and other withholding tax obligations associated with the exercise of the Options, (iii) the Participant shall notify the Company in writing that such transfer has occurred, the identity and address of the permitted transferee and the relationship of the permitted transferee to the Participant and (iv) such transfer shall be effected pursuant to transfer documents approved from time to time by the Committee. To the extent an Option transferred pursuant to this Section 5.2(d) is not fully exercisable as of the date of transfer thereof, the Participant shall specify in the transfer document whether and to what extent the transferred Options (if less than all of the options subject to the applicable Non-Qualified Stock Option Agreement) are exercisable, subject to the limitations on exercisability contained in the applicable Non-Qualified Stock Option Agreement. Furthermore, to the extent the Participant transfers Options that are not exercisable as of the date of transfer and such Options are less than all of the Options subject to the applicable Non-Qualified Stock Option Agreement, the Participant shall specify in the transfer documents, subject to the limitations on exercisability contained in the applicable Non-Qualified Stock Option Agreement, when the transferred Options become exercisable as Options under the applicable Non-Qualified Stock Option Agreement generally become exercisable subsequent to such transfer. Any permitted transferee may not further assign or transfer the transferred Option otherwise than by will or the laws of the descent and distribution. Following any permitted transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer; provided that for purposes of Sections 5.2(e) and 8 hereof the term "Participant" shall be deemed to refer also to each permitted transferee. The events of termination of relationship in Section 5.2(a) hereof shall continue to be applied with respect to the Participant, following which the Options shall be exercisable by the transferee only to the extent, and for the periods specified in Section 5.2(a). The term "permitted transferees" shall mean one or more of the following: (i) any member of the Participant's immediate family; (ii) a trust established for the exclusive benefit of one or more members of such immediate family; or (iii) a partnership in which such immediate family members are the only partners. The term "immediate family" is defined for such purpose as spouses, children, stepchildren and grandchildren, including relationships arising from adoption.

          (e) Payment of Option Price. Shares of Common Stock purchased upon exercise of Options shall at the time of purchase be paid for in full. The Company shall satisfy its employment tax and other tax withholding obligations by requiring the Participant (or such Participant's permitted transferee, estate or representative) to pay the amount of employment tax and withholding tax, if any, that must be paid under federal, state and local law due to the exercise of the Option. To the extent that the right to purchase shares has accrued hereunder, Options may be exercised from time to time by written notice to the Company stating the full number of shares with respect to which the Option is being exercised and the time of delivery thereof, which shall be at least fifteen days after the giving of such notice unless an earlier date shall have been mutually agreed upon by the Participant (or other person entitled to exercise the Option) and the Company, accompanied by payment to the Company of the purchase price in full and the amount of employment tax and withholding tax due, if any, upon the exercise of the Option. Such payment shall be effected (i) by certified or official bank check, (ii) if so permitted by the Company, by the delivery of a number of shares of Common Stock (plus cash if necessary) having a fair market value equal to the amount of such purchase price and employment or withholding tax, or (iii) by delivery of the equivalent thereof acceptable to the Company. The Company will, as soon as reasonably possible notify the Participant (or such Participant's representative) of the amount of employment tax and other withholding tax that must be paid under federal, state and local law due to the exercise of the Option. At the time of delivery, the Company shall, without transfer or issue tax to the Participant (or other person entitled to exercise the Option), deliver to the Participant (or to such other person) at the principal office of the Company, or such other place as shall be mutually agreed upon, a certificate or certificates for the shares of Common Stock, provided, however, that the time of delivery may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any requirements of law.

          (f) Conditions to Issuance of Shares. The obligation of the Company to issue shares of Capital Stock under the Plan shall be subject to (i) the effectiveness of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, with respect to such shares, and (ii) the condition that the shares shall have been listed (or authorized for listing upon official notice of issuance) upon (x) each stock exchange, if any, on which the Common Stock may then be listed or (y) if the common stock is not listed on any such exchange, the Nasdaq National Market.

     5.3 Interpretation. The Committee shall be authorized to interpret the Plan and may, from time to time, adopt such rules and regulations, not inconsistent with the provisions of the Plan, as it may deem advisable to carry out the purposes of the Plan.

     5.4 Finality. The interpretation and construction by the Committee of any provisions of the Plan, any Options granted hereunder or any agreement evidencing any such Options shall be final and conclusive upon all parties.

     5.5 Voting. Subject to Sections 3 and 5.2 hereof, members of the Committee may vote on any matter affecting the administration of the Plan or the granting of Options under the Plan.

     5.6 Expenses and Liabilities. All expenses and liabilities incurred by the Committee in the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants or other persons in connection with the administration of the Plan. The Company, and its officers and directors, shall be entitled to rely upon the advice, opinions or valuations of any such persons.

     5.7 Indemnification. Neither the members of the Board of Directors nor any member of the Committee shall be liable for any act, omission, or determination taken or made in good faith with respect to the Plan or any Options granted under it, and members of the Board of Directors and the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage, or expense (including attorneys' fees, the costs of settling any suit, provided such settlement is approved by independent legal counsel selected by the Company, and amounts paid in satisfaction of a judgment, except a judgment based on a finding of bad faith) arising therefrom to the full extent permitted by law.

     SECTION 6. Adjustments. In the event that, after the adoption of the Plan by the Board of Directors, the outstanding shares of the Company's Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation through reorganization, merger or consolidation, recapitalization, reclassification, stock split, split-up, combination or exchange of shares or increased because of any dividends paid in Common Stock, the Board of Directors shall appropriately adjust (i) the number of shares of Common Stock (and the exercise price per share) subject to any unexercised Options (to the nearest possible full share); and (ii) the number of shares of Common Stock for which Options may be granted under the Plan, as set forth in Section 4.1 hereof, and such adjustments shall be effective and binding for all purposes of the Plan.

     SECTION 7. Effect of the Plan on Participant's Relationship with the Company. Neither the Plan nor any Options granted hereunder to a Participant shall be construed as conferring upon such Participant any right to continue to serve as a director of (or otherwise provide services to) the Company or limit in any respect the right of the Company to terminate such Participant's relationship with the Company at any time. No person or entity shall be entitled to vote, receive dividends, or be deemed for any purpose the holder of any Shares until the Options granted with respect to such Shares shall have been exercised in accordance with the provisions of the Plan.

     SECTION 8. Amendment of the Plan. The Board of Directors may amend the Plan from time to time as it deems desirable; provided, however, that, (1) no such amendment shall deprive any Participant of any Options theretofore granted under the Plan, without the consent of such Participant, or of any of his or her rights thereunder or with respect thereto; and (2) without the approval of the holders of a majority of the stock of the Company present, or represented, and entitled to vote thereon at a meeting, the Board of Directors may not amend the Plan (i) to increase (except for increases due to adjustments in accordance with Section 6 hereof) the aggregate number of shares of Common Stock for which Options may be granted hereunder, or (ii) to make any other change requiring stockholder approval under any applicable rule, regulation, or procedure of any national securities exchange or securities association upon which any securities of the Company are listed (or any listing agreement with any such securities exchange or securities association).

     SECTION 9. Termination of the Plan. The Board of Directors may terminate the Plan at any time. Unless the Plan shall theretofore have been terminated by the Board of Directors, the Plan shall terminate on December 31, 2008. No Options may be granted hereunder after termination of the Plan. The termination of the Plan shall not alter or impair any rights or obligations under any Options theretofore granted under the Plan.

     SECTION 10. Effective Date of the Plan. The Plan is effective on September 22, 1998, which was the date of its original adoption by the Board of Directors of the Company.

     SECTION 11. Legal Restrictions. Nothing herein, in any agreement entered into hereunder, or in any Options granted hereunder, shall require the Company to sell or issue any Common Stock pursuant to an Option if such sale or issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act of 1933, as amended, or any similar or superseding statute or statutes, or any other applicable federal or state statute, rule, or regulation, as then in effect. At the time of any grant or exercise of any Options, or sale or issuance of common Stock pursuant thereto, the Company may, as a condition precedent to the sale or issuance of such Common Stock, require from the holder of the Options (or in the event of his death, his legal representatives, legatees, or distributees) such written representations, if any, concerning his (or the transferee's) intentions with regard to the retention or disposition of the Common Stock being acquired pursuant to such Options, and such written covenants and agreements, if any, as to the manner of disposal of such Common Stock as, in the opinion of counsel to the Company, may be necessary to ensure that any disposition by such holder (or in the event of his death, his legal representatives, legatees, or distributees) will not involve a violation of the Securities Act of 1933, as amended, or any similar or superseding statute or statutes, or any other applicable federal or state statute, rule, or regulation, as then in effect. Certificates for Common Stock, when issued, shall have appropriate legends, or statements of other applicable restrictions, endorsed thereon, and may or may not be immediately transferable.

     SECTION 12. Governing Law. All questions arising with respect to the provisions of the Plan or any agreement entered into hereunder or any Option shall be determined by application of the laws of the State of Delaware except to the extent Delaware law is preempted by federal law.

Attn: Steve Myers




-------------------------------------------------------------------------------

                          CLARK/BARDES HOLDINGS, INC.
                    102 SOUTH WYNSTONE PARK DRIVE, SUITE 200
                        NORTH BARRINGTON, ILLINOIS 60010

       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
                    FOR THE ANNUAL MEETING ON APRIL 18, 2000

     The undersigned hereby constitutes and appoints Keith L. Staudt, Vice President, General Counsel and Secretary, and Thomas M. Pyra, Chief Financial Officer, and Chief Operations Officer or any of them acting in the absence of the other, his or her true and lawful agents and proxies, with full power of substitution, and hereby authorizes them to represent the undersigned and to vote for the undersigned as designated on the reverse side, at the annual meeting of stockholders to be held at the Crowne Plaza, Northstar Hotel, 618 Second Avenue South, Minneapolis, Minnesota, on April 18, 2000, at 9:00 a.m. local time, and at any adjournments thereof, on all matters coming before said meeting.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, both dated March 30, 2000 and hereby revokes any proxy or proxies heretofore given to vote of said meeting or any adjournment thereof.

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXYHOLDERS CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD. ACTION TAKEN PURSUANT TO THIS PROXY CARD WILL BE EFFECTIVE AS TO ALL SHARES THAT YOU OWN.

     This proxy when properly executed
will be voted in the manner directed
herein. If no direction is made, this        CLARK/BARDES HOLDINGS, INC.
proxy will be voted FOR items 1 and 2        P.O. BOX 11269
and 3. This proxy will be voted, in the      NEW YORK, N.Y. 10203-0269
discretion of proxyholders, upon such
other business as may properly come
before the Annual Meeting or any
adjournment thereof.


(Continued and to be dated and signed on the reverse side.)

                             DETACH PROXY CARD HERE
                             o                    o

     ------------

     ------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING:

1. Election of two Class II directors to serve       FOR all nominees  [ ]    WITHHOLD AUTHORITY to vote    [ ]    *EXCEPTIONS  [ ]
   until the 2003 annual meeting of                  listed below             for all nominees listed below
   Clark/Bardes' stockholders, and until the
   respective successor of each is duly elected
   and qualified:

Nominees: Lawrence H. Hendrickson, L. William Seidman
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN
THE SPACE PROVIDED BELOW.)
*Exceptions
             ----------------------------------------------------------------------------------------------------------------------

2. Ratification of the appointment of Ernst & Young LLP by
   Clark/Bardes' board of directors as the independent
   accountants of Clark/Bardes' financial statements for
   the year ended December 31, 2000:                             FOR  [ ]     AGAINST  [ ]     ABSTAIN  [ ]

3. Adoption of an Amended and Restated 1998 Non-Employee
   Director Stock Option Plan:                                   FOR  [ ]     AGAINST  [ ]     ABSTAIN  [ ]

                                                                                CHANGE OF ADDRESS
                                                                                OR COMMENTS MARK HERE   [ ]

                                                                         NOTE: Please sign each sign. When signing guardian,
                                                                         please give exactly as name appears as attorney,
                                                                         executor, full title as such.

                                                                         Dated:                                       , 2000
                                                                               ---------------------------------------

                                                                         Name
                                                                               ---------------------------------------------
                                                                                             (please print)

                                                                               ---------------------------------------------
                                                                                               SIGNATURE(S)

                                                                         Votes must be indicated     [X]
                                                                         (x) in Black or Blue ink.

(PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.)


                               PLEASE DETACH HERE
                 YOU MUST DETACH THIS PORTION OF THE PROXY CARD
               o  BEFORE RETURNING IT IN THE ENCLOSED ENVELOPE  o


                                      3239